EXHIBIT 99.1

Contacts:		Media:
Acuity Pharmaceuticals	Pathogenics, Inc.	GendeLLindheim BioCom Partners
Todd Wallach	Fred Zotos	Barbara Lindheim
215 966-6181	781 556-1090	917 355-9234

ACUITY PHARMACEUTICALS AND PATHOGENICS ANNOUNCE PRECLINICAL
DATA DEMONSTRATING UTILITY OF NCT IN VIRAL CONJUNCTIVITIS

--New Published Data Show Proprietary Formulation of NCT Has Promising Activity in An
Animal Model of This Common Ophthalmic Infection That Has No Approved Therapies--

Philadelphia, PA and Hingham, MA - August 23, 2006 - Acuity Pharmaceuticals, Inc., a clinical stage ophthalmic pharmaceutical company, and Pathogenics, Inc. today announced publication of preclinical data demonstrating the potential clinical utility of N-Chlorotaurine (NCT) in the treatment of viral conjunctivitis. Acuity recently in-licensed exclusive worldwide development and commercialization rights to a proprietary formulation of NCT for ocular uses from Pathogenics, which is developing NCT for a variety of topical and body cavity infections. The ocular formulation is currently in a Phase l safety study in Europe.

The study authors, led by Drs. Eric Romanowski and Jerold Gordon of the Charles T. Campbell Ophthalmic Microbiology Laboratory at the University of Pittsburgh School of Medicine, noted that their laboratory has long been seeking effective and safe anti-infective agents to treat viral conjunctivitis. Their goal for this study was to determine whether the proprietary formulation of NCT met three criteria for clinical development that they have established for further testing of these antiviral agents. The criteria include showing antiviral activity across a variety of the adenovirus serotypes responsible for viral conjunctivitis, demonstration of potent antiviral activity in the Ad5/NZW rabbit model that is a surrogate for ocular clinical infections, and safety adequate for treatment of infected children and for possible preventative use. The authors concluded that the study results for the formulation of NCT licensed by Acuity met these criteria and that continued development as a topical antiviral treatment is warranted.

“These encouraging new data from a respected team of independent researchers further confirms our decision to in-license a proprietary formulation of N-Chlorotaurine, internally designated as ACU-NCT-001, a novel mechanism, broad spectrum anti-infective with properties that make it particularly suited for ophthalmic use,” said Dale Pfost, president and CEO of Acuity. “Viral conjunctivitis, or pink eye, is among the most common eye infections, yet there are no currently approved treatments for this condition. We believe that the clinical pathway to approval of ACU-NCT-001 should be relatively straightforward, and we look forward to advancing it through clinical trials for viral conjunctivitis and other ocular infections.”

NCT, which is a derivative of a naturally occurring substance in the body, has already completed pilot Phase II studies in Europe, where it has been shown to have promising anti-microbial activity against bacteria, yeasts and molds, as well as antiviral activity against a number of viruses. To date, NCT has been safe and well tolerated in a variety of applications, including sinus and ear infections, as well as in viral conjunctivitis. Its broad-spectrum anti-infective activity, very good tolerability, natural sterility and absence of preservatives make NCT an especially good candidate for ocular applications. NCT is expected to have utility in both bacterial and viral conjunctivitis, providing a major advantage since there currently is no approved treatment for the commonly occurring, viral form of the disease.

“This important study adds to the growing body of preclinical and clinical evidence supporting the broad anti-infective activity and excellent safety profile of NCT,” said Frederic P. Zotos, president and CEO of Pathogenics. “We are currently developing proprietary formulations of NCT and proprietary methods of using NCT for the treatment of sinus, ear and skin infections, and we look forward to the continued progress of this promising agent in these and other indications.”

In the new study, NCT was studied in vitro and in a rabbit ocular model of viral conjunctivitis. In vitro, NCT demonstrated concentration-dependent direct inactivation of all virus serotypes that were tested. In the rabbit model, the formulation of NCT being developed by Acuity demonstrated significantly fewer positive cultures during days 1 to 14 after infection, a shorter duration of virus shedding, and lower mean combined viral titers during days 7 to 14, as compared to a control. The article, “N-Chlorotaurine Is an Effective Antiviral Agent against Adenovirus In Vitro and in the Ad5/NZW Rabbit Ocular Model” was published in Investigative Ophthalmology & Visual Science. (Romanowski, E et al. Invest Ophthalmol Vis Sci. 2006;47:2021-2026).

About Conjunctivitis (Pink Eye)
Conjunctivitis (commonly called pink eye) is an inflammation of the thin membrane (conjunctiva) covering the white of the eye and the inner surface of the eyelid. Conjunctivitis is usually caused by viruses, bacteria or an allergy. Conjunctivitis is extremely common in the U.S.-- it is responsible for an estimated 30% of all eye complaints seen by medical personnel. Infective conjunctivitis (epidemic keratoconjunctivitis) is a common and highly contagious form caused by viruses, yet there currently is no approved treatment for viral conjunctivitis.

About Acuity Pharmaceuticals
Founded in 2002, Acuity Pharmaceuticals is an ophthalmic pharmaceutical company applying proprietary technologies to the treatment and prevention of ophthalmic diseases. Acuity’s lead clinical compound, bevasiranib, a small-interfering RNA (siRNA) therapeutic targeting VEGF, is in clinical trials for two of the leading causes of adult vision loss. Acuity recently completed a Phase II trial of bevasiranib in age-related macular degeneration and is currently conducting a Phase ll trial in diabetic macular edema. Acuity is applying its drug development expertise to a growing pipeline of novel agents for ophthalmic conditions. In support of these programs, Acuity is also developing proprietary technologies for ocular drug delivery. For more information, see the company’s website at www.acuitypharma.com.
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About Pathogenics, Inc.
Pathogenics, Inc. (PTGN.PK) is a biopharmaceutical company that acquires and develops new therapeutic drugs that have large sales potential and target unmet medical needs. We are currently developing two new drugs - a broad-spectrum anti-infective drug called N-Chlorotaurine, and novel formulations of the well-known drug Chloroquine for neurological disorders such as Parkinson’s disease. These drugs may safely treat multiple infections and diseases - many that have very large markets, and few, if any, satisfactory drug treatments. The Company in-licenses its experimental drugs, demonstrates they work in small-scale human clinical trials, and then partners with large pharmaceutical companies who are seeking new drugs to fill their product pipelines. These partners then complete larger-scale clinical trials, obtain US FDA new drug approval, and market the drugs worldwide. This business strategy is designed to minimize fixed costs, add significant value to our experimental drugs, and accelerate the time to corporate profitability. For more information, see the company’s website at www.pathogenics.com